For immediate release

                   Global Green, Inc. Announces Appointment of
                     Konky Sotomayor, DVM as Chief Scientist


Tallahassee, Fla - August 15, 2012 - Global Green, Inc. (OTCBB:GOGC) today announced the appointment of Konky Sotomayor, DVM as Chief Scientist of the Company. Dr. Sotomayor, the developer of Salmogenics, graduated with honors as a Doctor in Veterinary Medicine and Zootechny in the Veterinary Medicine Faculty from the State University of Guayaquil in Ecuador. He attended the prestigious Lantanisbruk Universitet in Uppsala, Sweden, renowned for their International Science Program. The program assists countries in strengthening their domestic research capacity within the chemical, physical and the mathematical sciences. Dr. Sotomayor, a U.S. citizen, has worked in private laboratory-managing research and development positions since 1979 including being a principal of Nutritional Health Institute Laboratories, LLC ("NHIL"). NHIL is Global Green's research affiliate and majority shareholder. He has extensive experience in isolation of infectious disease agents and manufacturing of the corresponding vaccines.

 "This appointment recognizes Dr. Sotomayor's key role in developing our flagship product, Salmogenics. He has both a strong background and an extensive track record in animal infectious disease research and laboratory diagnostics. Dr. Sotomayor has been responsible for the discovery of novel drugs and steering their development from basic science into clinical development. His experience and R&D leadership will be instrumental as we execute our core strategy and work to build a pipeline of high value drug discovery and development programs," commented Dr. Mehran Ghazvini, Chairman and CEO.

Currently, Dr. Sotomayor will be responsible for research and development of vaccines to expand Global Green's product portfolio. On August 8 the Company announced it was initiating advanced trials in quest of a salmonella-free egg. The purpose of the study is to determine how long a chicken can be protected against Salmonella after it begins laying eggs.

Global Green, Inc. is a green pharmaceutical company committed to identifying technology platforms and commercializing products that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards. Salmogenics, the Company's flagship product, was developed by Nutritional Health Institute Laboratories, LLC, a research affiliate and majority shareholder. The vaccine is currently in the final stage of the USDA approval process. For more information, visit www.globalgreeninc.org.


Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact
Pam Lagano
plagano@globalgreeninc.org
727.480.3082